Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231219, No. 333-200836, and No. 333-222416) of Adhera Therapeutics, Inc. of our report dated April 7, 2021, relating to the consolidated financial statements of Adhera Therapeutics, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Current Report on Form 10-K for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Los Angeles, California

April 15, 2022